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                                      PROXY

                                TO VOTE STOCK OF

                                 VIEW TECH, INC.

    The undersigned stockholder of View Tech, Inc., a corporation organized under the laws of the State of Delaware, ("VTI"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law, except as provided below) appoints Douglas Hopkins, David Millet and Therese Violette and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of VTI that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of VTI issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy to the extent and as to the following matters expressly referred to in the Joint Proxy Statement/Prospectus delivered to you with this
Proxy:


   1. To approve the Agreement and Plan of Merger, dated as of December 27, 1999 (the "Merger Agreement"), by and between VTI and All Communications Corporation ("ACC");

   2. To approve the issuance of shares of VTI common stock to the shareholders of ACC in the merger of ACC with VTI. Under the merger agreement, each outstanding share of ACC common stock will convert into the right to receive 3.3 shares of VTI common stock;

   3. To approve an amendment to VTI's Certificate of Incorporation to provide for a 2 for 1 reverse split of the outstanding common stock, which approval will cause the exchange ratio to be adjusted accordingly to 1.65 to 1;

   4. To approve an amended and restated Certificate of Incorporation increasing the number of authorized shares of common stock by 80 million shares from 20 million to 100 million shares to enable us to consummate the merger and to provide additional shares for use in acquisitions and for other purposes;

   5. To approve amended and restated bylaws for VTI; and

   6. To approve an amendment to VTI's certificate of incorporation to change its corporate name to "Wire One Technologies, Inc." immediately following consummation of the merger.

   The Shares beneficially owned (as such term is defined in Rule 13b-3 under the Exchange Act) by the undersigned stockholder of VTI as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and

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the undersigned agrees not to grant any subsequent proxies with respect to the
Shares until after the Expiration Date (as defined below).

    This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law), is granted in consideration of ACC entering into the Merger Agreement; provided, however, this Proxy will be revoked and terminated, without further action by any party hereto, (1) on the Expiration Date and (2) if earlier, in the event (A) VTI has executed a definitive agreement with a party other than ACC (as contemplated in Section 8.2(b) of the Merger Agreement), (B) Section 7.2 of the Merger Agreement is not satisfied in accordance with the terms of the Merger Agreement, or (C) the Closing Date (as defined in the Merger Agreement) does not occur on or prior to February 29, 2000. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time (as such terms is defined in the Merger Agreement) and
(ii) the termination by VTI or ACC of the Merger Agreement.

    The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of VTI and in every written consent in lieu of such meeting in favor of approval of the merger and the Merger Agreement and the transactions specifically contemplated by the Merger Agreement. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law); provided, however, this Proxy may be revoked and will terminated solely to the extent set forth above.

Dated: _________________, 2000



                                               (Signature of Stockholder)




                                              (Print Name of Stockholder)


                                        Shares beneficially owned:

                                              shares of VTI Common Stock